SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2006

THE AMACORE GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-27889	59-3206480
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1211 North Westshore Boulevard, Suite 512
Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

(813) 289-5552
(Registrant’s telephone number, including area code)

________________________________________
(Former Name or Former Address, if changed since last report)

Item 1.01.    Entry into a Material Definitive Agreement.

Pursuant to a Preferred Stock Purchase and Exchange Agreement with VICIS Capital Master Fund (“Vicis”), The Amacore Group, Inc. (the “Company”) will exchange 86 shares of its Series C Mandatory Convertible Preferred Stock held by Vicis and having a maturity date of July 30, 2006, for 86 shares of a newly-created 6% Series D Convertible Preferred Stock, convertible into Class A Common Stock of the Company at a price of $.01 per share and having a maturity date of July 15, 2011. In addition, Vicis will purchase for approximately $840,000, 84 shares of a newly-created 6% Series D Convertible Preferred Stock, convertible into Class A Common Stock of the Company at a price of $.02 per share and having a maturity date of July 15, 2011. Both of the Preferred Stock Series may be converted into the Company’s Class A common stock at their respective convertible prices at any time after July 11, 2008.

The Company will have the right to redeem the Series E Preferred Stock at any time, provided (a) the closing trading price of the Class A Common Stock exceeds $.50 per share (as quoted on the principal exchange, including for this purpose, the Nasdaq National Market on which it is then listed, or if it is not so listed, the closing bid price per share for such stock, as reported by Nasdaq, the OTC Bulletin Board, the National Quotation Bureau, Incorporated or other similar service which regularly reports closing bid quotations for such stock) for 15 trading days during any 20-trading day period; and (b) there is at the time of the call for redemption by the Corporation, and has been for the period specified in (a) above preceding such call, an effective registration statement covering the resale of the shares of Class A Common Stock underlying the Series E Preferred Stock.

Item 3.02    Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this report is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

THE AMACORE GROUP, INC. By: /s/ Clark A. Marcus Clark A. Marcus President and Chief Executive Officer

Dated: July 12, 2006
            Tampa, Florida